                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          Brandon Systems Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          Brandon Systems Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          ____________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
          ____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ____________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
          ____________________________________________________________________

     (5)  Total fee paid:
          ____________________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          _____________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
          _____________________________________________________________________

     (3)  Filing Party:
          _____________________________________________________________________

     (4)  Date Filed:
          _____________________________________________________________________

                          BRANDON SYSTEMS CORPORATION
                              COPPER RIDGE CENTER
                               NINE POLITO AVENUE
                          LYNDHURST, NEW JERSEY 07071

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 12, 1996

To the Stockholders of
BRANDON SYSTEMS CORPORATION

     Notice is hereby given that the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of Brandon Systems Corporation (the "Company") will be held at The American Stock Exchange, 86 Trinity Place, 13th Floor, Board of Governors' Room, New York, New York 10006-1881, on Tuesday, March 12, 1996, at 11:00 a.m., for the following purposes:

     1. To elect three Class of 1999 directors;

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ending September 29, 1996; and

     3. To consider and take action upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on January 19, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are requested to complete, sign, date and return the enclosed proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                                          By Order of the Board of Directors,

                                          MYRA BROWN
                                          Secretary

January 24, 1996
Lyndhurst, New Jersey

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE TO INSURE THAT YOUR SHARES ARE REPRESENTED. YOU MAY, HOWEVER, VOTE IN PERSON IF YOU ATTEND THE MEETING.

                          BRANDON SYSTEMS CORPORATION
                              COPPER RIDGE CENTER
                               NINE POLITO AVENUE
                          LYNDHURST, NEW JERSEY 07071

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 12, 1996

                            ------------------------

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This proxy statement and the accompanying Notice of Annual Meeting and form of proxy are being furnished to the stockholders of Brandon Systems Corporation, a Delaware corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Tuesday, March 12, 1996, at 11:00 a.m., at The American Stock Exchange, 86 Trinity Place, 13th Floor, Board of Governors' Room, New York, New York 10006-1881, and at any adjournments or postponements thereof (the "Annual Meeting"). These proxy materials are first being mailed on or about January 29, 1996, to holders of record on January 19, 1996 (the "Record Date") of the Company's common stock, par value $.10 per share (the "Common Stock").

     A proxy may be revoked by a stockholder at any time before it is voted by written notice received by the Secretary of the Company, by submission of another proxy bearing a later date or by appearing and voting in person at the Annual Meeting. The mere presence at the Annual Meeting of the stockholder appointing the proxy will not revoke the appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder, or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation and not revoked before they are voted will be voted for the election of the three (3) nominees for directors named below, for the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the 1996 fiscal year and, as to any other matters of business properly submitted to stockholders at the Annual Meeting, as recommended by the Board of Directors or, if no such recommendation is made, then in accordance with the judgment of the person or persons voting the proxy.

     All expenses of the Company in connection with this solicitation on behalf of the Board of Directors will be borne by the Company. Proxies may be solicited by directors, officers, or regular employees of the Company in person or by telephone, facsimile transmission, or telex, without additional compensation. Arrangements have been made for the Company's transfer agent, nominees, and other custodians to send proxy materials to the beneficial owners of shares of Common Stock held of record by such persons on the Record Date, and the Company will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses incurred in forwarding such materials.

     Holders of record of Common Stock at the close of business on the Record Date are entitled to receive notice of, and will be entitled to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 4,384,402 shares of Common Stock. No other class of voting security of the Company is issued and outstanding. The presence in person or by proxy of the holders of a majority of the Common Stock on the Record Date is necessary to constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on all matters which may come before the Annual Meeting. There is no cumulative voting of shares. All matters coming before this Annual Meeting are to be decided by the vote of stockholders entitled to cast a majority of the number of votes present and entitled to be cast, provided a quorum is present, except that directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

     Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. In determining whether a proposal submitted to stockholders has received the requisite votes for approval, abstentions will be counted and will have the effect as a vote against the proposal and broker non-votes will not be counted and will have no effect on the outcome of that vote. However, neither abstentions nor broker non-votes will be counted as votes cast in connection with determining the plurality required to elect directors and will have no effect on the outcome of that vote.

     The Board of Directors knows of no matters, other than those stated above, to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with the recommendation of the Board of Directors, or, if no such recommendation is given, in their judgment on any such matters.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 1, 1996, certain information concerning the ownership of shares of Common Stock by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each named executive officer described in the section of this Proxy Statement captioned "Executive Compensation", and (iv) all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                               NAME                             NUMBER OF SHARES(1)     PERCENT
    ----------------------------------------------------------  -------------------     -------
    Ira B. Brown..............................................       1,156,871(2)         25.9%
    Copper Ridge Center
    Nine Polito Avenue
    Lyndhurst, New Jersey 07071

    Myra Brown................................................       1,156,871(2)         25.9%
    Copper Ridge Center
    Nine Polito Avenue
    Lyndhurst, New Jersey 07071

    BEM Management, Inc. .....................................         299,200(3)          6.7%
    520 Madison Avenue
    New York, New York 10022

    Amerindo Investment Advisors Inc..........................         237,500(4)          5.3%
    One Embarcadero
    San Francisco, California 94111-3162

    Domenica Schulz-Scarpulla.................................          70,625             1.6%

    Martin M. Pollak..........................................          24,955               *

    Patricia Kennedy..........................................          22,188               *

    Peter Lordi...............................................          22,093               *

    Kenneth A. DeGhetto.......................................           8,844               *

    Steven S. Elbaum..........................................           8,563

    Charles Y.C. Tse..........................................           6,000               *

    Robert J. Miano...........................................           3,923               *

    William E. Hess...........................................           3,612               *

    All directors and executive officers as a group (14
      persons)................................................       1,343,355(1)         30.1%

---------------
  * Less than 1%

(1) Includes shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of the date hereof as follows: Ms.
    Schulz-Scarpulla 43,750 shares, Ms. Kennedy 22,188 shares, Mr. Tse

    6,000 shares, Mr. Elbaum 3,000 shares, Mr. Lordi 2,250 shares, and Mr. Hess 3,000 shares and, all executive officers and directors as a group, 82,688 shares.

(2) Includes 908,835 shares held by Mr. Brown, 190,925 shares held by Mrs. Brown, and 57,111 shares held by Rene Brown, the daughter of Mr. Brown and Mrs. Brown, as to which each of Mr. Brown and Mrs. Brown each share voting and dispositive power with Ms. Brown pursuant to a power of attorney. Mr. Brown and Mrs. Brown each disclaims beneficial ownership of the shares of Common Stock owned by the other.

(3) Based upon the most recent information furnished to the Company by BEM Management Inc., Messrs. Blau and Metzger each have beneficial ownership of 297,000 shares of the 299,200 shares by virtue of their respective positions with BEM Management Inc. and/or its affiliates. Mr. Metzger has sole voting and dispositive power of 2,200 shares, and Messrs. Blau and Metzger share voting and dispositive power over the 297,000 shares.

(4) Based on the most recent information available to the Company.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Board of Directors has nominated and recommends the election of each of the three (3) nominees listed below to serve as Class of 1999 directors. A Class of 1999 director will serve until the 1999 Annual Meeting of Stockholders and until his or her successor is elected and has qualified. Should any nominee(s) become unavailable for election, the shares represented by the enclosed form of proxy will be voted in favor of the remaining nominees and may be voted for the election of substitute candidate(s) nominated by the Board of Directors. At present, it is not anticipated that any nominee will not be a candidate. The number of directors to be elected at the Annual Meeting is limited to three.

                         NOMINEES                   CLASS               TERM
        ------------------------------------------  -----    --------------------------
        Kenneth A. DeGhetto.......................   1999    Until 1999 Annual Meeting
        Steven S. Elbaum..........................   1999    Until 1999 Annual Meeting
        Peter Lordi...............................   1999    Until 1999 Annual Meeting

     The Board of Directors recommends that you vote "FOR" the election of each of the director nominees.

                   INFORMATION CONCERNING CURRENT DIRECTORS,
                     NOMINEES AND OTHER EXECUTIVE OFFICERS

     Set forth below is a brief description of each nominee and incumbent director and each other executive officer of the Company.

DIRECTORS AND NOMINEES

                                                                                          TERM
                        NAME                           PRESENT POSITION          AGE     EXPIRES
    --------------------------------------------  ---------------------------    ----    -------
    Ira B. Brown................................  Chairman of the Board,           68      1998
                                                  Chief Executive Officer and
                                                  Director
    Myra Brown..................................  Secretary and Director           62      1997
    Domenica Schulz-Scarpulla...................  President, Chief Operating       38      1998
                                                  Officer and Director
    Peter Lordi.................................  Senior Vice President,           52      1996*
                                                  Chief Financial Officer,
                                                  Treasurer and Director
    Kenneth A. DeGhetto.........................  Director                         71      1996*
    Steven S. Elbaum............................  Director                         47      1996*
    William E. Hess.............................  Director                         75      1998
    Martin M. Pollak............................  Director                         68      1997
    Charles Y.C. Tse............................  Director                         69      1997

---------------
* Nominee for election as Class of 1999 director.

     MR. BROWN has served as Chairman of the Board and Chief Executive Officer of the Company since its founding in 1968. In addition, he served as the Company's President until May, 1993 and was the Company's Treasurer until April, 1987. Mr. Brown is the husband of Myra Brown.

     MRS. BROWN has been Secretary and a director of the Company since its founding in 1968. She is a private investor. Mrs. Brown is the wife of Ira B. Brown.

     MS. SCHULZ-SCARPULLA has been President and Chief Operating Officer of the Company since May, 1993 and served as Executive Vice President and Chief Operating Officer from February, 1992 to that time. She served as Senior Vice President of the Company from February, 1989 to February, 1992, and as Vice President of the Company from April, 1987 until February, 1989. From March, 1986 to April, 1987, Ms. Schulz-Scarpulla was regional director of the Company. She was Branch Manager of the Company's Edison, New Jersey office from April, 1984 to March, 1986. Ms. Schulz-Scarpulla has been a director of the Company since May, 1989. She joined the Company as an Account Executive in January, 1981.

     MR. LORDI, a certified public accountant, has served as Senior Vice President of the Company since December, 1993, became Treasurer of the Company in April, 1987 and has served as Chief Financial Officer since June, 1986. He has been a director of the Company since September, 1986 and served as Vice President of the Company from June, 1986 to December, 1993.

     MR. DEGHETTO became a director of the Company in August, 1989. He has been a member of the Board of Directors of Foster Wheeler Corporation, a major international engineering, design and manufacturing company, since 1972, and served as Chairman of the Board of Foster Wheeler Corporation from 1982 to 1987. Mr. DeGhetto has been a member of the Board of Directors of Foster Wheeler Limited since 1967 and a member of the Board of Directors of Cali Realty Corp. since August, 1994.

     MR. ELBAUM became a director of the Company in January, 1987. He has been the Chairman of the Board and Chief Executive Officer of The Alpine Group, Inc., a diversified public holding company, since June, 1984.

     MR. HESS became a director of the Company in November, 1986. He has served as an independent business consultant since 1977 and served as President of H&B Hess Co., a textbook publisher, from 1984 to 1993. Prior to that, Mr. Hess served as an Executive Vice President of National Distillers Product Company.

     MR. POLLAK became a director of the Company in December, 1986, and also served as a director of the Company from 1968 to 1973. He has served as Executive Vice President, Treasurer and director of National Patent Development Corporation, a diversified holding company, since August, 1959. He has been the Chairman of the Board of General Physics Corporation, a high-tech engineering and consulting firm, since January, 1986. Mr. Pollak has served as Chairman of the Board of Interferon Sciences, Inc., a biotechnology company, since 1981 and as a director of Duratek Corporation, a nuclear waste vitrification company, since 1983. Mr. Pollak has served as Chief Executive Officer, President and a member of the Board of Directors of American Drug Company, which sells over-the-counter drugs and medical equipment in Russia and Eastern Europe, since July, 1993.

     MR. TSE became a director of the Company in August, 1992. He is the former Vice-Chairman and President of International Operations of the Warner Lambert Company, a major pharmaceutical and consumer products company. Mr. Tse has been a director of Foster Wheeler Corporation since 1982, and a director of Transcell Technologies, Inc. since December, 1993. Mr. Tse served as President of The Cancer Research Institute, Inc. from 1991 to 1992.

OTHER EXECUTIVE OFFICERS

                           NAME                           PRESENT POSITION         AGE
        -------------------------------------------  --------------------------    ---
        Patricia Kennedy...........................  Senior Vice President         40
        Robert J. Hanas............................  Vice President                50
        Robert J. Miano............................  Vice President                46
        Raymond J. Bolan...........................  Controller and                52
                                                     Assistant Treasurer
        Patricia G. Byrnes.........................  General Counsel and           34
                                                     Assistant Secretary

     MS. KENNEDY has served as Senior Vice President of the Company since December, 1993. Ms. Kennedy served as Vice President of the Company from December, 1991 to December, 1993 and was a divisional Vice President of the Company from May, 1990 to December, 1991. She was National Manager of the Company from April, 1989 to May, 1990, and served as Branch Manager of the Company's Chicago, Illinois office from September, 1987 to April, 1989.

     MR. HANAS has served as Vice President-Human Resources of the Company since January, 1989. Mr. Hanas was the Corporate Manager of Personnel from January, 1985 until December, 1988 of Ebasco Services, Inc., formerly an international engineering and construction services concern.

     MR. MIANO has served as Vice President of the Company since December, 1994 and was Director of Technical Operations of the Company from October, 1993 to December, 1994. He was President and Chief Executive Officer of Comdisco Computing Services, a computing services subsidiary of Comdisco, from July, 1988 to October, 1993.

     MR. BOLAN has served as Controller of the Company since February, 1985 and Assistant Treasurer of the Company since March, 1995.

     MS. BYRNES has served as General Counsel of the Company since December, 1993 and Assistant Secretary of the Company since May, 1993. Ms. Byrnes served as Counsel of the Company from May, 1993 to December, 1993. She was Associate Counsel from January, 1991 to May, 1993 and from January, 1989 to January, 1991 was Staff Attorney for the Suburban Propane Division of Quantum Chemical Corporation, a national supplier of propane and propane-related equipment.

          INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended October 1, 1995, the Board of Directors held five (5) meetings. During that fiscal year, each director attended 75% or more of the aggregate of (i) the meetings of the Board of Directors and (ii) the meetings of the committees on which such director served.

COMMITTEES OF THE BOARD

     The current membership and responsibilities of the standing committees of the Company's Board of Directors are as follows:

     EXECUTIVE COMMITTEE. The Executive Committee consists of Messrs. Brown and Lordi and Mmes. Brown and Schulz-Scarpulla. Between meetings of the Board of Directors, the Executive Committee has all powers which may be lawfully delegated to it. In general, the Executive Committee may supervise the management of all business of the Company except matters which by law specifically require the action of the Board of Directors or of the stockholders. During fiscal year 1995, the Executive Committee met on four (4) occasions. Actions taken by the Executive Committee are subsequently presented for ratification at the next regular meeting of the Board of Directors.

     AUDIT COMMITTEE. The Audit Committee consists of Messrs. Elbaum and Tse. The Audit Committee held two (2) meetings during fiscal year 1995. This Committee reviews and makes inquiries, as it deems appropriate, with respect to the scope and results of the audit by the Company's independent auditors and the adequacy of the Company's system of internal accounting controls and procedures, proposes the appointment of the Company's independent auditors, subject to approval by the Board of Directors and, approves the fees paid for services rendered by such independent auditors.

     COMPENSATION COMMITTEE. The Compensation Committee consists of Messrs. DeGhetto, Hess and Pollak. The Compensation Committee held one (1) formal meeting and had a number of informal meetings and discussions during fiscal year 1995. The Compensation Committee reviews and makes recommendations with respect to the Company's Savings Investment Plan, and administers the Company's 1993 Incentive Stock Option Plan, 1993 Employee Stock Purchase Plan, and the 1987 Long-Term Equity Incentive Plan. This Committee also reviews and approves the remuneration of executive officers of the Company.

     CORPORATE PLANNING COMMITTEE. The Corporate Planning Committee assists the Company's executive officers in evaluating potential business opportunities and in corporate planning matters. The Corporate Planning Committee consists of Messrs. Brown, DeGhetto, Elbaum and Pollak. The Corporate Planning Committee held one (1) meeting during fiscal year 1995.

     The Board of Directors does not have a nominating committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary for the last three (3) fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to the Chief Executive Officer of the Company and each of the four (4) other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                        --------------------------
--------------------------------------------------------------------------------------------------
                                                                            AWARDS
                                                                        --------------
              NAME AND                      ANNUAL COMPENSATION            OPTIONS/
              PRINCIPAL                -----------------------------         SARS
              POSITION                 YEAR     SALARY($)   BONUS($)         (#)
-------------------------------------  -----    --------    --------    --------------
Ira B. Brown.........................   1995    $387,429    $103,998            --
Chief Executive Officer                 1994    $339,066    $103,998            --
                                        1993    $300,000            (1)         --

Domenica Schulz-Scarpulla............   1995    $202,889    $92,110             --
President and                           1994    $192,422    $132,686            --
Chief Operating Officer                 1993    $157,799    $80,156 (2)     50,000

Patricia Kennedy.....................   1995    $162,164    $56,341             --
Senior Vice President                   1994    $144,556    $51,999             --
                                        1993    $122,920    $37,072         20,000

Peter Lordi..........................   1995    $149,572    $57,569             --
Senior Vice President,                  1994    $138,302    $51,999             --
Chief Financial Officer                 1993    $126,538    $27,000         25,000
and Treasurer

Robert J. Miano......................   1995    $148,346    $35,001             --
Vice President --                       1994            (3)         (3)           (3)
Technical Operations                    1993            (3)         (3)           (3)

---------------
(1) For fiscal year 1993, the Compensation Committee acceded to Mr. Brown's request that he not be awarded a bonus.

(2) Ms. Schulz-Scarpulla earned shares of Common Stock as an incentive bonus upon the realization of certain corporate earnings goals in 1993. The shares awarded Ms. Schulz-Scarpulla for fiscal 1993 were 3,125 shares, at a fair market value of $11.25 per share, which is included in the $80,156.

(3) Mr. Miano became an executive officer on December 15, 1994.

     The following table sets forth information concerning each exercise of stock options during fiscal 1995 by each of the named executive officers and the fiscal year-end value of unexercised options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                (E)
                                                                                 (D)               VALUE OF
                                                                              NUMBER OF           UNEXERCISED
                                                                             UNEXERCISED         IN-THE-MONEY
                                                                            OPTIONS/SARS         OPTIONS/SARS
                                     (B)                                      FY-END(#)          AT FY-END($)
             (A)               SHARES ACQUIRED            (C)              EXERCISABLE(1)/      EXERCISABLE(1)/
            NAME               ON EXERCISE(#)      VALUE REALIZED($)      UNEXERCISABLE(2)*     UNEXERCISABLE(2)*
-----------------------------  ---------------     ------------------     -----------------     ---------------
Ira B. Brown.................           --                    --                    --                    --

Domenica Schulz-Scarpulla....           --                    --                43,750(1)          $ 468,063(1)
                                                                                31,250(2)          $ 322,688(2)

Peter Lordi..................        6,250              $ 51,875                 6,250(1)          $  62,500(1)
                                                                                12,500(2)          $ 125,000(2)

Patricia Kennedy.............           --                    --                22,188(1)          $ 247,372(1)
                                                                                13,125(2)          $ 136,344(2)

Robert J. Miano..............        2,000              $ 32,500                 1,250(1)          $  10,625(1)
                                                                                 3,750(2)          $  31,875(2)

---------------
* Unexercisable options become immediately exercisable upon any "change-in-control" of the Company as such term is defined in the Company's 1993 Incentive Stock Option Plan.

                           COMPENSATION OF DIRECTORS

     Members of the Board of Directors of the Company who are not also officers receive a fee of $1,500 for each Board meeting attended, and an additional fee of $1,000 for each Committee meeting attended, plus reimbursement for travel expenses where applicable. Also, pursuant to the Company's 1993 Incentive Stock Option Plan, members of the Board of Directors of the Company who are not also officers receive a Non-Qualified Stock Option to purchase 3,000 shares of the Company's Common Stock, having an exercise price equal to the fair market value on the date of such grant, upon their first election and subsequent re-election as a member of the Company's Board of Directors. Effective January, 1995, members of the Board of Directors who are not also officers additionally each receive an annual retainer of $7,500, payable on a quarterly basis.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In July, 1994, the Company entered into an Employment Agreement (the "Agreement") with Mr. Brown, its Chairman of the Board, Chief Executive Officer and founder ("CEO"), which provides that he will continue as the Chief Executive Officer of the Company through December 31, 1996 unless extended by mutual agreement of the parties or terminated for good cause (as defined therein). He will then provide consulting services to the Company as its Chairman of the Board and/or consultant for a period of ten (10) years. The Agreement contains a noncompete provision which extends for two (2) years beyond the term of the Agreement. Under the Agreement, the CEO's annual base salary for calendar year 1994 was $350,000 and for calendar years 1995 and 1996 is $400,000, respectively. An annual bonus may be paid to the CEO at the discretion of the Compensation Committee of the Board of Directors. During the consulting term of the Agreement, the CEO will be paid $200,000 annually for rendering various consulting and advisory services to the Company. In the event of Mr. Brown's disability during the term of the Agreement, he will continue to receive his Chief Executive Officer compensation and thereafter his consultant compensation for up to ten (10) years from the date of disability. In the event of his death during the CEO term, compensation at the above consultant rate will be paid to Mrs. Brown, while she is living, for ten (10) years, and in the event of his death during the Chairman/consultant term, compensation at the above consultant rate will be paid to Mrs. Brown, while she is living, for the balance of the Chairman/consultant term. Under the Agreement, the CEO and his spouse will be entitled to continuing medical benefits for their respective lives. The Agreement provides that in the event of a change-in-control of the Company, as defined therein, during Mr. Brown's service as Chief Executive Officer, Chairman or a consultant, under certain conditions Mr. Brown may elect to resign and he (or his spouse) will receive all compensation otherwise due him for the remainder of the term of the Agreement. The Agreement also provides for share registration rights exercisable through July 7, 2004. Among other things, the Company may be obligated to file up to three (3) registration statements at a cost not to exceed $100,000 each with respect to shares which would be registered on behalf of the CEO. The Company is obligated to indemnify the CEO and his spouse in their capacity as officers and/or directors of the Company in accordance with the Company's by-laws and to afford such individuals the benefit of any director and officer liability insurance maintained by the Company.

     In January, 1996, the Company presented an Employment Agreement (the "Agreement") to Ms. Schulz-Scarpulla, its President and Chief Operating Officer ("COO"), which provides that she will continue as President and COO of the Company through December 31, 1998, unless extended by mutual agreement of the parties or terminated for good cause (as defined therein). The Company anticipates that the Agreement will be executed. The Agreement contains a noncompete provision which extends for three (3) years beyond the term of the Agreement. Under the Agreement, the COO's initial annual base salary is $200,000 and is subject to increase in the discretion of the Compensation Committee of the Board of Directors. The COO's base salary was increased by the Compensation Committee of the Board of Directors to $210,000 effective January, 1996. An annual bonus may be paid to the COO at the discretion of the Compensation Committee of the Board of Directors. In the event of Ms. Schulz-Scarpulla's disability during the term of the Agreement, she will continue to receive annual compensation in the amount of $100,000 for up to two (2) years from the date of disability for rendering various advisory services to the Company. The Agreement provides that in the event of a change-in-control of the Company, as defined therein, during Ms. Schulz-Scarpulla's service as COO, under certain conditions Ms. Schulz-Scarpulla may elect to resign and receive compensation equal to: three (3) times her most recent annual base salary; and, bonus monies equal to the average of the annual cash bonuses the COO actually received for the two (2) calendar years immediately prior to her separation of employment. If such a change-in-control were to occur during a period of disability, she would under certain circumstances receive the balance of the disability compensation payable to her under the Agreement. The Agreement also provides that in the event the COO's employment is not continued following the expiration of the term of the Agreement, the Company will pay, in quarterly installments over three (3) years a severance amount equal to: two (2) times her most recent annual base salary; and, the average annual cash bonus received over the two (2) preceding years. The Company is obligated to indemnify the COO in her capacity as an officer and/or a director of the Company in accordance with the Company's by-laws and to afford such individual the benefit of any officer and director liability insurance maintained by the Company.

     In January, 1996, the Company also presented Employment Agreements (collectively, the "Agreements") to Messrs. Lordi and Miano and Ms. Kennedy, which provide that each individual will continue in his or her current position with the Company through December 31, 1998, unless extended by mutual agreement of the parties or terminated for good cause (as defined therein). The Company anticipates that the Agreements will be executed. Each of the Agreements contains a noncompete provision which extends for three (3) years beyond the term of the Agreements. Under the Agreements, each individual's initial base salary is $150,000, $150,000, and $160,000, respectively, and is subject to increase at the discretion of the Compensation Committee of the Board of Directors. Each individual's base salary was increased by the Compensation Committee of the Board of Directors to $158,000, $158,000, and $168,000, respectively, effective January, 1996. An annual bonus may be paid to each individual at the discretion of the Compensation Committee of the Board of Directors. The Agreements provide that in the event of a change-in-control of the Company, as defined therein, during each individual's employment under the Agreements, under certain conditions each of the individuals may elect to resign and receive compensation equal to: three (3) times his or her most recent annual base salary; and, bonus monies equal to the average of the annual cash bonuses such individual actually received for the two (2) calendar years immediately prior to his/her separation of employment. The Agreements also provide that in the event Mr. Lordi's or Ms. Kennedy's employment is not continued following the expiration of the term of the Agreements, the Company will pay, in quarterly installments over two (2) years a severance amount equal to: one and one-half times his or her most recent annual base salary; and, the average annual cash bonus received over the two (2) preceding years. If Mr. Miano's employment is not so continued, he will receive a severance amount equal to: one times his most recent annual base salary; and, the average annual cash bonus he received over the two (2) preceding years. The Company is obligated to indemnify such individuals in his or her capacity as an officer and/or a director of the Company in accordance with the Company's by-laws and to afford such individuals the benefit of any officer and director liability insurance maintained by the Company.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee currently are Messrs. DeGhetto, Hess and Pollak, none of whom is or has ever been an officer or employee of the Company. During fiscal 1995, no executive officer of the Company served as a director or as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or as a member of the Company's Compensation Committee.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for developing and implementing the policies which determine executive compensation, including incentive compensation, for the Company's executive officers. The Committee is comprised entirely of outside directors.

     The Company's philosophy in compensating its executive officers, including its Chief Executive Officer, is to relate financial reward to corporate and individual performance. The Company utilizes base salary and bonus as the principal components of its executive compensation program.

     Base Salary. Each year the Chief Executive Officer evaluates and reports to the Compensation Committee on the performance and level of responsibility of each of the Company's executive officers (other than himself) and makes specific base salary recommendations for each of these executive officers. The Compensation Committee reviews and discusses each individual's performance and level of responsibility and subjectively determines base salary based upon these recommendations.

     In January, 1996, the Company presented an employment agreement to each of the executive officers named in the Summary Compensation Table under which each of the executive officers will continue in his/her current position with the Company through December 31, 1998, unless extended by mutual agreement of the parties or terminated for good cause (as defined therein), at a specified initial base salary for 1996. Under his/her respective employment agreement, base salaries for each of the executive officers named in the Summary Compensation Table for 1997 and 1998 will be established at the discretion of the Committee, in December of the preceding year, in an amount not less than the initial base salary set forth in such agreement. The Company anticipates that these employment agreements will be executed.

     In order to evaluate the general competitiveness of the base pay of its executive officers, the Company used the annual Information Technology Association of America Survey conducted by William M. Mercer, Incorporated, a nationally recognized compensation research and survey organization, and compared base salaries with those of other computer and computer professional services companies which the Company considers to be similar to it in terms of annual revenues and types of services provided (the "computer survey group"). Base salaries for fiscal 1995 for the Company's executive officers excluding the Chief Executive Officer were comparatively within the 50-75th percentile range of base pay of the computer survey group for positions of similar responsibility. These base salaries also serve as the initial base salaries specified in the respective employment agreements with the named executive officers. Although not identical to the group of companies comprising the Peer Group index used in the Performance Graph contained in this Proxy Statement, the computer survey group includes approximately 40% of the computer and computer professional services companies included in the Peer Group index. The Company also utilizes survey information from Wyatt Data Services to help calibrate the base pay of the executive officers (other than the Chief Executive Officer) at appropriate percentage differentials to the base pay of the Chief Executive Officer.

     Under his or her respective employment agreement, each of the executive officers named in the Summary Compensation Table is also entitled to bonus compensation determined by the Compensation Committee using the bonus compensation guidelines described below.

     The base salary of Mr. Brown, Chairman and Chief Executive Officer of the Company, was separately considered by the Compensation Committee. In July, 1994, the Company entered into an employment agreement with Mr. Brown under which Mr. Brown will continue as Chairman and Chief Executive Officer of the Company through December 31, 1996, unless extended by mutual agreement of the parties, and will continue thereafter as Chairman and/or a consultant for a period not to exceed ten years. Under the employment agreement, Mr. Brown's base pay was established at $400,000 for calendar years 1995 and 1996. At the time the Agreement was entered into, in determining Mr. Brown's base salary for calendar years 1995 and 1996, the Compensation Committee considered his then-existing base pay and also assessed his performance as Chief Executive Officer. This assessment, which by its nature was subjective, took into account the Company's then-current record 1993 revenues and net earnings, the Company's continuing successful internal growth and geographical expansion, the continuing development of improved and new business services, strategic planning, and the selection and development of executive personnel, all of which factors received approximately equal weight by the Compensation Committee. Under the employment agreement, Mr. Brown is also entitled to bonus compensation for fiscal years 1995 and 1996 determined by the Compensation Committee using the bonus compensation guidelines described below.

     Incentive Compensation. The Company believes that a significant percentage of each executive's compensation should be tied directly to the financial performance of the Company as well as the executive's individual performance. Annual bonus compensation for eligible executives is determined by the Compensation Committee pursuant to Executive Bonus Guidelines as adopted by the Compensation Committee in 1994 to serve as a guide in the determination of bonus awards to the Chief Executive Officer and the other eligible executives of the Company including all executive officers. Pursuant to the Executive Bonus Guidelines, at the start of each fiscal year, an annual bonus fund is established which is determined as a percentage of the Company's estimated fiscal year net after tax earnings. Also established is the maximum number of bonus points which may be received by the Chief Executive Officer and the other executives eligible for the bonus pool. Corporate financial performance objectives are also established at the beginning of each year, based on target levels of revenues from operations, net earnings after taxes, and increases to stockholder's equity. If some but fewer than all corporate financial performance objectives are satisfied, bonus compensation will be based on the percentage of goals satisfied.

     Individual performance objectives are also established at the beginning of the fiscal year for each eligible executive, the successful achievement of which determines the percentage of the maximum allocated bonus points that the executive will actually receive. The satisfaction of such individual objectives is based on the subjective evaluation and assessment by the Chief Executive Officer of the performance of each of the other eligible executives and by the Compensation Committee for the Chief Executive Officer. If the executive attains 100% of the agreed individual performance objectives, he or she receives 100% of his or her maximum allocated bonus points, and if fewer than all individual performance objectives are satisfied, then between 0% and 100% of the available allocated points are awarded based on the percentage of objectives satisfied. At the end of the fiscal year, a dollar value is established for each bonus point based on the bonus pool available, the maximum available points for all eligible executives and actual fiscal year-end results. Undistributed funds made available to the annual bonus fund for fiscal 1995 were returned to the Company.

     For fiscal 1995, 66% of bonus compensation for eligible executive officers who perform staff functions was based on satisfaction of the corporate financial performance objectives and the balance of the bonus compensation was based on satisfaction of the individual performance objectives. For eligible executives with operating responsibilities, 34% of bonus compensation was based on satisfaction of the corporate financial performance objectives and the balance was based on satisfaction of the individual performance objectives.

For each of the Chief Executive Officer and the Chief Operating Officer, 100% of bonus compensation was based on the satisfaction of the corporate financial performance objectives.

     For fiscal 1995, the Company exceeded each of the targeted corporate financial performance objectives and each executive officer named in the Summary Compensation Table also met all or substantially all of his or her individual performance objectives. The bonuses awarded for fiscal 1995 were on average approximately 34% of each named executive officer's base pay.

     Stock Based Compensation. Stock options are from time to time granted by the Compensation Committee to eligible executives at fair market value on the date of the award and are intended to align executive compensation opportunities with shareholder returns. While stock option grants are generally considered and made annually, the Committee did not grant stock options to any executive officer named in the Summary Compensation Table during fiscal 1995 as additional long-term compensation based on the Compensation Committee's subjective determination that the named executive officers' current level of compensation was adequate at that time. During the current fiscal year, the Compensation Committee has and will continue to review the grant of stock options to named executive officers.

     Compliance with IRC Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to a chief executive officer or to any of the four other most highly compensated executive officers. The Company has not adopted a policy under Section 162(m) as it has determined that compensation paid to its executives will not exceed the $1 million threshold in the foreseeable future.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Kenneth A. DeGhetto, Chairman
William E. Hess
Martin M. Pollak

                          BRANDON SYSTEMS CORPORATION

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG BRANDON SYSTEMS CORPORATION, S&P 500 INDEX AND PEER GROUP INDEX

                                 BRANDON SYS-
      MEASUREMENT PERIOD          TEMS CORPO-     S&P 500 IN-     PEER GROUP
    (FISCAL YEAR COVERED)           RATION            DEX            INDEX
1990                                       100             100             100
1991                                     140.4           126.1           145.9
1992                                     161.6           135.4           186.8
1993                                     210.0           150.7           188.9
1994                                     365.2           151.2           279.5
1995                                     437.1           191.0           334.9

- Assumes $100 invested on September 30, 1990 in Brandon Systems Corporation, S&P 500 Index and Peer Group Index.

- Total return assumes reinvestment of dividends.

     The above performance graph compares the performance of Brandon Systems Corporation with that of the S&P 500 Index and a Peer Group of technical computer and office clerical companies with the investment weighted based on market capitalization. This weighting occurred at the beginning of the period covered by the above graph. The technical computer companies in the peer group are: CDI Corp., Computer Task Group, Electronic Data Systems Corporation, and Keane, Inc.; the office clerical companies in the peer group are: Kelly Services, Inc., Olsten Corporation, and Uniforce Temp Personnel. Adia Services, Inc., which had previously been included in the Peer Group Index, has been eliminated from the Peer Group in the above performance graph in light of the fact that, due to a strategic alliance with a foreign corporation, financial data is no longer available.

           PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected the accounting firm of Coopers & Lybrand L.L.P. to serve as the independent auditors of the Company for its current fiscal year ending September 29, 1996. Coopers & Lybrand L.L.P. has served as the Company's independent auditors since 1985.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The Board of Directors recommends that you vote "FOR" ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors.

                                 OTHER MATTERS

     At the date of this Proxy Statement, the Company knows of no business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares represented by such proxies.

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms which they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended October 1, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1997 ANNUAL MEETING

     In accordance with rules promulgated by the Securities and Exchange Commission, any proposal of a stockholder intended for inclusion in the proxy material to be distributed by the Company in connection with its 1997 Annual Meeting must be received by the Secretary of the Company no later than October 1, 1996. Any such proposal should be submitted in writing to: Secretary, Brandon Systems Corporation, Copper Ridge Center, 9 Polito Avenue, Lyndhurst, New Jersey 07071.

                                          By Order of the Board of Directors,

                                          BRANDON SYSTEMS CORPORATION

                                          MYRA BROWN
                                          Secretary

January 24, 1996
Lyndhurst, New Jersey

PROXY                     BRANDON SYSTEMS CORPORATION
                        ANNUAL MEETING OF STOCKHOLDERS
                                March 12, 1996


    The undersigned stockholder of Brandon Systems Corporation (the "Company") hereby appoints Raymond Bolan and Carolyn Cox and each of them, the agent and proxy of the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at The American Stock Exchange, 86 Trinity Place, 13th Floor, Board of Governors' Room, New York, New York, on March 12, 1996 at 11:00 a.m., and at any and all adjournments or postponements thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. PLEASE VOTE PROMPTLY.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


          (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)





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

                                                                                                                  Please mark
                                                                                                                   your votes   /X/
                                                                                                                    as this



                                                      WITHHOLD
                                                 FOR  AUTHORITY                                               FOR   AGAINST  ABSTAIN
1.  THE ELECTION OF DIRECTORS. Electing Kenneth  / /    / /      2.  RATIFICATION OF SELECTION OF INDEPENDENT / /     / /     / /
    A. DeGhetto, Steven S. Elbaum, and Peter                         AUDITORS. Ratifying the selection of
    Lordi to the Board of Directors of the                           Coopers & Lybrand L.L.P. to serve as
    Company as Class of 1999 directors until                         independent auditors of the Company
    the 1999 annual meeting of stockholders                          for the fiscal year ending September 29,
    and until their successors are elected and                       1996.
    have qualified.

                                                                                                                    WITHOLD
                                                                                                              FOR   AUTHORITY
(INSTRUCTION: To grant authority to vote for all of the          3.  IN THEIR DISCRETION, THE PROXIES are     / /     / /
nominees named above check the "FOR" box; to withhold                authorized to vote upon such other
authority for any individual nominee check the "FOR" box             matters as may properly come before
and cross out the name of the individual above; to withhold          the meeting or any adjournment or
authority for all nominees check the "Withhold Authority"            postponement thereof.
box.)


                                                                                              I PLAN TO ATTEND THE MEETING    / /






    Signature(s)                                                 Date
                ----------------------------------------------        --------
    (Please date this proxy and sign your name as it appears on the stock certificate. Executors, administrators, trustees, etc. should give their full titles. If a corporation or partnership, please sign in corporate or partnership name by authorized officer or partner respectively. All joint owners should sign.)






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